Exhibit 99.1

CURAEGIS TECHNOLOGIES, INC. CEO UPDATE

OCTOBER 5, 2017

ROCHESTER, N.Y. October 5, 2017 (GLOBE NEWSWIRE) Richard A. Kaplan, the Chief Executive Officer of CurAegis Technologies, Inc. provided the following update of recent events and accomplishments.

Dear Shareholders,

I know it has been a while since my last CEO Report, but we have been waiting for a few events to occur before we could make some important announcements.

CURA™ System

The fatigue management and sleep industries are showing tremendous growth and attracting a lot of attention.

LACK OF SLEEP IS KILLING US

A “catastrophic sleep-loss epidemic” is causing a host of potentially fatal diseases, according to Professor Matthew Walker, director of the Centre for Human Sleep Science at the University of California, Berkeley. In an interview with the Guardian, he warns that sleep deprivation is not being taken seriously enough by employers and everyday people alike — according to his research, there is a “powerful” link between a lack of sleep and cancer, Alzheimer’s disease, diabetes, obesity, heart disease, and other conditions. "No aspect of our biology is left unscathed by sleep deprivation,” he says. “It sinks down into every possible nook and cranny. And yet no one is doing anything about it. Things have to change: in the workplace and our communities, our homes and families."

This is over and above the mistakes and accidents created by fatigue.

The CURA™ System now works with both iOS and Android phones. We finally have aligned the communications between our watch, the smart phone and our cloud, however, we still have some additional bugs to be fixed. I would like to emphasize that our patent-pending technology and our secret sauce have been working extremely well for the last 6 months. It has been very frustrating to have taken so long for this outside work to be completed. For this reason, we are bringing our App development in-house. Blair Anderson has been brought on as Director of Software Engineering – CURA Division. Blair’s expertise will allow us to control our own destiny. I am confident that with this change, we will quickly be able to clear out the existing bugs and greatly improve our products.

Our incredible inventors (and geniuses) Matt Kenyon, VP of Technology and Innovation – CURA Division, and Colin Payne-Rogers, Senior Mathematician have been working on new research and development initiatives. Their new work has very exciting and transformative potential.

We have received extraordinary interest in the CURA System from potential customers, and their insurance carriers, in order to cut down on mistakes and accidents in the workplace, as well as increase productivity and lower absenteeism.

We have nine major pilots sold and scheduled for late October and/or November. We are now starting to deliver these systems. These pilots are in the areas of Trucking, Aviation, General Manufacturing, Mining, Athletics, Municipal, and Direct to Consumer. We are hopeful to soon start pilots with Medical, Busing, and other organizations in the vertical markets mentioned above. Each one of these can turn into major sales opportunities. Most are starting with 30 to 60-day pilots. Even assuming success of the pilots, we do not know at this time how long an actual complete sales cycle will take.

We have been asked by many people and organizations if the CURA System can be compatible or integrated with other smart watches such as Apple Watch. In response, we have started to do just that. We believe that in the next 90-120 days, we will be able to sell the myCadian CURA App for wearers of other watches. This will open up a whole new market for us. However, if a user or organization wants or needs the accuracy of a scientifically validated wearable for the CURA System, the myCadian watch is the only solution on the market at this time.

We are working on a direct to consumer strategy through large groups or organizations as well as through social media and our own online store. Previously, we have been concentrating on the corporate market and have been touting the tremendous advantages the CURA System brings to them. However, our system also has tremendous benefits to individual users. These benefits to individuals are described below.

“The CURA System is a breakthrough proprietary Wellness and Safety technology, created to make your life healthier and safer. Of the three essential elements of health (sleep, nutrition and exercise), sleep is by far the most important. In fact, good sleep can lead to success of the other two. Proper sleep can improve your longevity, enhance your quality of life, and significantly cut long-term healthcare costs. The good news is that, unlike diets that are difficult to start and hard to continue, or exercise that is hard to find the time and energy to do, improving sleep is much easier.

“The CURA System will 1) make you aware of the importance of sleep in your daily life, 2) show you how to easily change your behavior to make your life safer, healthier and longer, 3) give you accurate and relevant real-time information about your current and long-term sleep and fatigue health. It is a life changer.”

We will give large discounts to members of these groups and organizations and their families. We believe, with this strategy, we can reach over 100 million potential users. Again, they can buy our watch and/or just pay the monthly fee for the App and use their existing Apple Watch or other smart-watch. From our research, we believe that in the thirty (30) top apps in the health and wellness category, there are six (6) that are sleep-related. However, no other system can do what the CURA System does.

We have hired a major PR agency to assist in our launch. This company is 100% focused on tech and have launched over 1,000 products in the last 10 years including major wearables. They are extremely excited about our product.

Aegis Pumps and Motors

On October 3, 2017, at CurAegis Technologies, an epic event occurred that may revolutionize the hydraulics industry. Our new motor/pump design took a month longer than our vendor estimated to transform it into our prototype, but the results of our testing are incredibly exciting. I must tell you that at the end of our test, our engineering staff and others actually stood up and cheered. It was like a moon landing.

With our new test stand, we can now test our prototype at up to 3000 RPM, at up to 5,000 psi. This will save us about $50,000 per test at a third-party location. Our new prototype motor is smaller (greater power density) than any competitive motor we know of. Our tests show it will be significantly more efficient than competitive motors. We believe we will also be less expensive than other axial piston motors on the market. This should give us the trifecta against competition. We have already started creating specifications for a variable displacement pump which we hope will be done in the next 6-8 months.

We have to give the highest accolades to Doug Hemink, Director of Technology – Aegis Division, and his group of incredible engineers, for creating this ingenious, new, and disruptive technology. The complexity of this engineering feat is mind-boggling and the creativity needed to envision the technology is very rare to find.

Our plan is to license our technology to major manufacturers. We may consider an exclusive licensing agreement for a period of time if we feel that it is the best way to reach the OEM and after-market customers. We are now scheduling meetings with some of the major manufactures. At this time, we do not know what their reactions will be. However, our preliminary discussions have been encouraging.

We are still in the midst of a minimum of a $3 million raise. We have taken in over $1.6 million so far and are in conversations with many potential investors. Our hope is that this will be our last raise and that we will be able to “boot strap” ourselves from now on.

This is a very exciting time and barring “Murphy’s Law”, we should have meaningful revenues soon.

Again, thank you for your patience and confidence.

Richard A. Kaplan

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF CURAEGIS TECHNOLOGIES, INC.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS. This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are neither historical facts nor assurances of future performance. These statements are based on management’s current expectations, plans, or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of CurAegis’ businesses and the timing and development of our technologies and markets for our technologies. More detailed information about these factors may be found in filings by CurAegis with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. CurAegis is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CURAEGIS TECHNOLOGIES, INC. CurAegis Technologies, Inc. (OTCQB: CRGS) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA System which includes a wearable device, the myCadian™ watch which measures degradation of alertness and sleep attributes and the Z-Coach education and training program and (ii) the Aegis hydraulic pump. The CURA System consists of hardware and software that measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, whose goal is to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The Company has not had any significant revenue-producing operations.

CONTACT: Richard A. Kaplan Chief Executive Officer 585-254-1100